As filed with the Securities and Exchange Commission on October 26, 2021.

Registration No. 333-260003

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBALFOUNDRIES Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3674	98-0604079
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Stonebreak Road Extension

Malta, NY 12020

(518) 305-9013

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(800) 927-9801

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David Lopez, Esq. Gamal M. Abouali, Esq. Adam Fleisher, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Tad J. Freese, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount of Securities to be Registered(1)	Proposed Maximum Offering Price(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(3)
Ordinary shares, par value US$0.02 per share	63,250,000	US$47.00	US$2,972,750,000	US$275,573.93

(1)	Includes 8,250,000 ordinary shares that the underwriters may purchase, including pursuant to the option to purchase additional shares, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 2 to the Registration Statement on Form F-1 of GLOBALFOUNDRIES Inc. is to file Exhibit 1.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part II, including the signature page and the exhibit index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which to be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

We have, since January 1, 2018, granted to certain directors, officers, employees, consultants and advisors options to purchase and RSUs covering an aggregate of 32,510,776 of our ordinary shares, for options at a weighted average exercise price of $11.73 per share.

None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the foregoing transactions was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or consolidated financial statements or the notes thereto.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

The following documents are filed as part of this registration statement:

Exhibit No.	Description of Exhibit

1.1	Form of Underwriting Agreement

3.1**	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (effective immediately prior to the completion of this offering)

4.1**	Form of Shareholder’s Agreement among the Registrant and other parties thereto

4.2**	Form of Registration Rights Agreement among the Registrant and other parties thereto

5.1**	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered

10.1**	2021 Share Incentive Plan

10.2**	Form of Director and Officer Indemnification Agreement

10.3†**	Materials Supply Agreement, dated April 25, 2017, between the Company and Soitec S.A.

10.4†**	Addendum to Materials Supply Agreement, dated November 2, 2020, between the Company and Soitec S.A.

10.5†**	Amended and Restated Exhibit 3 to the Long Term Addendum, dated July 1, 2021, between the Company and Soitec S.A.

10.6**	Term Loan Facility Agreement, dated September 3, 2021, between GLOBALFOUNDRIES Singapore Pte. Ltd., the Company and Economic Development Board

10.7**	2017 Share Incentive Plan

10.8**	2018 Share Incentive Plan

10.9**	2021 Amendment of the GLOBALFOUNDRIES Inc. 2018 Share Incentive Plan Share Option Agreement

10.10**	2021 Amendment of the GLOBALFOUNDRIES Inc. 2018 Share Incentive Plan

10.11**	2021 Employee Stock Purchase Plan

10.12**	2019 Revolving and L/C Facilities Agreement, dated October 18, 2019, between the Company and Citibank, N.A., London Branch and DBS Bank Ltd.

10.13**	2020 Amendment Agreement to Revolving and L/C Facilities Agreement, dated November 11, 2020, between the Company and Bank of America, N.A., Citibank, N.A., DBS Bank Ltd. and JPMorgan Chase Bank, N.A, Intesa Sanpaolo S.p.A., London Branch, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG, ING Bank, Commerzbank AG and Credit Suisse AG, Cayman Islands Branch

10.14**	2021 Amendment to Revolving and L/C Facilities Agreement, dated October 13, 2021, between Bank of America, N.A., DBS Bank Ltd., Intesa Sanpaolo S.p.A., London Branch, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Citibank, N.A., Deutsche Bank AG, Credit Suisse AG, Cayman Islands Branch, HSBC Bank USA, National Association and First Abu Dhabi Bank PJSC

10.15**	Share Purchase Agreement by and between the Company and Silver Lake, dated as of October 18, 2021

16.1**	Letter from Ernst & Young LLP Regarding Change in Registrant’s Certifying Accountant

21.1**	List of subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

Exhibit No.	Description of Exhibit

23.2**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)

24.1**	Powers of Attorney (included on signature page)

**	Previously filed.
†

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks [***] as the identified confidential information is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malta, New York, on October 26, 2021.

GLOBALFOUNDRIES Inc.

By:	/s/ Thomas Caulfield
Name: Dr. Thomas Caulfield
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on October 26, 2021.

/s/ Thomas Caulfield Name: Dr. Thomas Caulfield	Chief Executive Officer and Director (principal executive officer)

* Name: David Reeder	Chief Financial Officer (principal financial officer and principal accounting officer)

* Name: Ahmed Yahia Al Idrissi	Director

* Name: Ahmed Saeed Al Calily	Director

* Name: Tim Breen	Director

* Name: Glenda Dorchak	Director

* Name: Martin L. Edelman	Director

* Name: David Kerko	Director

* Name: Jack Lazar	Director

* Name: Elissa E. Murphy	Director

* Name: Carlos Obeid	Director

*By:	/s/ Thomas Caulfield

Name: Dr. Thomas Caulfield Title: Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Malta, New York, on October 26, 2021.

By:	/s/ Thomas Caulfield
Name: Dr. Thomas Caulfield
Title: Authorized Representative in the United States